NEWS RELEASE
February 15, 2005

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0552	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

UCENTRUE FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END EARNINGS

Kankakee, Illinois.....(February 15, 2005) Centrue Financial Corporation (AMEX:CFF), today announced net income of $1.6 million ($0.68 per diluted share) for the fourth quarter of 2004 compared to $672,000 ($0.26 per diluted share) for the comparable 2003 period. Net income for the fourth quarter of 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.07% and 14.92%, compared to 0.43% and 6.72%, for the comparable 2003 period.

For the year ended December 31, 2004, the Company reported net income of $4.9 million ($1.95 per diluted share) compared to $1.4 million ($0.65 per diluted share) in 2003. Net income for 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.80% and 10.96% compared to 0.25% and 4.00% for 2003.

In addition to the operating results noted above, the Company had the following significant items that occurred during the fourth quarter of 2004:

•	Following an internal evaluation of its data processing capabilities, the Company executed a five year agreement with Jack Henry, Inc. to provide data processing and item processing services. Management expects to complete the conversion in the second quarter of 2005.

•	In an effort to maximize shareholder value, the Company continued to repurchase its common stock. In 2004, 232,706 shares of common stock were repurchased for a total cost of approximately $6.5 million.

•	The Company announced the proposed acquisition of Illinois Community Bancorp, Inc. on December 31, 2004, thus expanding its geographic coverage between its existing locations in Champaign and Metro East St. Louis. The acquisition is anticipated to close during the second quarter of 2005, subject to regulatory approval and the approval of Illinois Community’s stockholders.

“We are pleased to announce our results for our first full year of operations as Centrue Financial,” commented Thomas A. Daiber, Chief Executive Officer. He continued, “We expanded the depth of our management team, improved our profitability, enhanced our operational efficiency and expanded our products and services. Our efforts resulted in net income and earnings per share increases in 2004 compared to 2003. We improved our net interest margin from 3.09% in the fourth quarter of 2003 to 3.48% in the fourth quarter of 2004 as a result of a change in deposit mix, including a 30% growth in non-interest checking accounts. During 2005, we will continue to focus on long-term profitability as we also look to grow, both through acquisitions and internally. We look forward to the opening of our newly constructed facility in Fairview Heights, Illinois scheduled for the second quarter of 2005 and plan to offer residents of Metro East St. Louis superior customer service and products.”

“The primary driver of the Company’s return on equity of 14.92% in the fourth quarter of 2004 was an increase in net interest margin,” said James M. Lindstrom, Chief Financial Officer. He continued, “The elimination of the 2004 bonus accrual and a 23.6% effective tax rate, which included a reduction in the valuation allowance for deferred taxes, also contributed to the Company’s return on equity during the fourth quarter of 2004. If the 2004 average rates for these items were used, the fourth quarter return on equity would have equaled approximately 13.50%. Although this calculation is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of the items and to more accurately compare the results of the periods presented.”

Fourth Quarter Results

For the fourth quarter of 2004, the Company reported net income of $1.6 million ($0.68 per diluted share) compared to $672,000 ($0.26 per diluted share) in 2003, an increase of $955,000 (142.1%). The increase was primarily due to a $564,000 (13.5%) increase in net interest income, a $350,000 (26.6%) increase in noninterest income and a decrease in noninterest expense of $649,000 (14.0%), partially offset by an increase in income taxes of $409,000 (439.8%).

Primarily as a result of an increase in average interest earning assets, net interest income increased to $4.7 million or $564,000 (13.5%) more than in 2003. The increase was also due to an increase in net interest margin to 3.48% in 2004’s fourth quarter from 3.09% in the fourth quarter of 2003. The increase in the net interest margin was primarily a result of the Company’s sensitivity to increased interest rates, change in deposit mix and other initiatives that were implemented throughout 2004. Lower earning assets, such as federal funds sold, were replaced with higher yielding tax-advantaged investments and commercial loans.

Noninterest income of $1.7 million increased by $350,000 (26.6%) from the comparable 2003 period. The increase in noninterest income was partially due to the implementation of a new overdraft protection program that began in June of 2004. As a result, fee income in the quarter increased $449,000 (57.4%) from the same period in 2003. This increase was partially offset by a decrease in gain on sale of real estate held for sale of $158,000 (70.9%). The decrease in gain on sale of real estate held for sale was primarily due to deferred gains from previous sales being recognized during 2003.

Noninterest expense was $4.0 million, or $649,000 (14.0%) lower than in 2003. In 2004, compensation and benefits decreased $226,000 (10.3%) and other expenses decreased $248,000 (17.4%). The decrease in compensation and benefits during the fourth quarter of 2004 as compared to 2003 was primarily a result of the elimination of salaries related to the Company’s appraisal business which was sold during the fourth quarter of 2003 and the reduction of brokerage staff which is now handled by a third party relationship. Additionally, compensation and benefits decreased in the fourth quarter of 2004 compared to the previous three quarters of 2004 due to management’s decision to end its bonus accrual, which had been accruing at a rate of $40,000 per month. At the end of the third quarter of 2004, management had accrued a sufficient amount to pay the expected year end bonuses. Other expenses decreased primarily due to expenses related to the merger with Aviston Financial in the fourth quarter of 2003 which included one-time expenses of $368,000. These expenses included $199,000 due to expenses related to the merger of the Company with Aviston Financial and the Company’s name change, and $169,000 in other miscellaneous non-recurring expenses.

Income tax expense was $502,000 or $409,000 higher than in the fourth quarter of 2003. The effective income tax rate for 2004 was 23.6% compared to 12.2%. The increase in income tax expense and the effective income tax rate was due to an increase in income before income taxes in 2004, partially offset by a $169,000 reduction in the valuation allowance for deferred taxes.

Year End Results

For the year ended December 31, 2004 net income increased by 258.7% to $4.9 million ($1.95 per diluted share) compared to earnings of $1.4 million ($0.65 per diluted share) for 2003. Net interest income increased to $18.7 million or $3.2 million (21.1%) more than in 2003. Net interest margin improved to 3.42% from 3.16% in 2003. Interest income increased by $1.9 million (7.0%) to $29.4 million. The increase in interest income resulted from an increase in the average balance of interest-earning assets, which was partially offset by a decrease in average rates. Interest expense decreased by $1.3 million (11.2%) to $10.7 million. The decrease in interest expense resulted from a decrease in average rates, partially offset by an increase in average interest-bearing balances. The provision for loan losses decreased to $1.2 million compared to $4.1 million in 2003 primarily related to the significant loan losses recognized in 2003.

Noninterest income increased by $301,000, or 5.3%, from $5.7 million to $6.0 million. Fee income increased $1.5 million (51.6%) to $4.4 million. Net gain on sale of loans decreased by $385,000 (30.3%) to $886,000. Other noninterest income decreased $247,000 (30.0%) to $575,000. During 2003, the Company also recognized a gain of $478,000 from the sale of a branch office. The increase in fee income during 2004 was the result of an overall restructuring of fees to be more competitive with other local banks as well as the implementation of a new overdraft protection program that began in June of 2004. The decrease in the gain on sale of loans was primarily due to the large amount of mortgage refinancing that took place in 2003. Gain on sale of loans for 2004, was primarily generated from new loan business.

Noninterest expenses were $16.8 million or $1.4 million (8.7%), higher than those in 2003. There were increases of $801,000 (10.3%) in compensation and benefits, $425,000 (45.0%) in furniture and equipment expense and $300,000 (6.8%) in other expense. The increase in each of these three categories was primarily due to additional personnel and locations resulting from the Aviston Financial merger which occurred in October 2003.

Income tax expense was $1.9 million compared to $290,000 for 2003. The effective income tax rate for 2004 was 28.2% compared to 17.5%. The increase in income tax expense and the effective income tax rate was due to an increase in income before income taxes in 2004, partially offset by a $169,000 reduction in the valuation allowance for deferred taxes.

The return on stockholders’ equity was 10.96% compared to 4.00% in 2003. The increase in return on equity was primarily due to higher net income along with a decrease in stockholders’ equity from stock repurchases by the Company during 2004. The return on assets was 0.80% in 2004 compared to 0.25% in 2003. The increase in return on assets was primarily due to an increase in net income.

Financial Condition at December 31, 2004

The Company’s total assets at December 31, 2004 were $611.9 million, an increase of $2.7 million (0.4%) from $609.2 million at December 31, 2003. Net loans decreased $6.6 million (1.6%) and investment securities increased $36.2 million (40.8%). The decrease in net loans was partially offset by the sale of $20.2 million of long-term fixed rate mortgage loans that had previously been held in the Company’s loan portfolio. Management decided to improve its interest rate risk position through the reduction of 25-30 year fixed rate mortgages held in the Company’s portfolio. The Company has retained servicing on all of the loans sold and recognized a minimal gain on the transactions. The increase in assets was partially offset by a decrease in cash and cash equivalents of $32.3 million. Trust preferred securities increased $10.0 million to $20.0 million in 2004 due to an offering completed by the Company in April 2004. A portion of the proceeds from the issuance of these securities were used for stock repurchases. The remaining proceeds were placed in investment securities until additional shares are repurchased or cash is required for a merger or acquisition.

Stockholders’ equity totaled $43.2 million, reflecting a decrease of $2.4 million (5.4%) compared to December 31, 2003. The decrease was due mainly to common stock repurchases, dividend payments and a decrease in unrealized gains on available-for-sale securities. During 2004, the Company repurchased 232,706 shares of common stock at a total cost of approximately $6.5 million. There were 2,380,666 shares of common stock outstanding at December 31, 2004, compared to 2,606,022 shares at December 31, 2003. Equity per share of common stock increased by $0.63 to $18.14 at December 31, 2004 from $17.51 at December 31, 2003. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Nonperforming loans increased $1.4 million from the end of 2003 to $6.9 million at the end of 2004. The increase in nonperforming loans was mainly attributable to one large commercial borrower. The borrower filed bankruptcy and ceased making loan payments during the second quarter of 2004. The Company has charged-down the loan and in addition has specifically allocated loan loss reserves which management believes is sufficient to cover any further anticipated loss exposure on this loan. Primarily as a result of this loan, many of the Company’s credit quality ratios declined compared to December 2003. Also during 2004, the Company charged off $2.6 million relating to loans to three commercial borrowers. The loans had been previously classified and reserved preceding the charge-offs recorded in 2004. As a result, the allowance for loan losses to total loans decreased to 1.29% at December 31, 2004, from 1.72% at December 31, 2003. During the fourth quarter of 2004, the Company also placed a $3 million loan into other real estate owned and repossessed assets, which had previously been classified as non-accrual. The Company is currently in discussions with potential purchasers of the property and expects to sell the property by the second quarter of 2005.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates nineteen locations in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of more than $611 million and 171 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Total interest income	$7,400	$7,164	$29,398	$27,476
Total interest expense	2,652	2,980	10,650	11,996

Net interest income	4,748	4,184	18,748	15,480
Provision for loan losses	300	101	1,200	4,122

Net interest income after provision for loan losses	4,448	4,083	17,548	11,358
Noninterest income:
Fee income	1,231	782	4,357	2,874
Net gain (loss) on sale of securities	—	—	85	8
Net gain on sale of branch	—	—	—	478
Net gain on sale of real estate held for sale	65	223	104	253
Net gain on sale of loans	225	154	886	1,271
Other	144	156	575	822

Total noninterest income	1,665	1,315	6,007	5,706

Noninterest expense:
Compensation and benefits	1,963	2,189	8,587	7,786
Occupancy, net	348	375	1,435	1,398
Furniture and equipment	350	326	1,370	945
Legal and professional fees	144	316	670	894
Other	1,179	1,427	4,688	4,388

Total noninterest expense	3,984	4,633	16,750	15,411

Income before income taxes	2,129	765	6,805	1,653
Income tax expense	502	93	1,916	290

Net income	$1,627	$672	$4,889	$1,363

Other comprehensive income (loss):
Change in unrealized gains on available for sale securities, net of related income taxes	(323)	77	(1,008)	(538)
Less: reclassification adjustment for gains included in net income net of related income taxes	—	—	53	5

Other comprehensive income (loss)	(323)	77	(1,061)	(543)

Comprehensive income	$1,304	$749	$3,828	$820

Basic earnings per share	$0.68	$0.27	$1.96	$0.65
Diluted earnings per share	$0.68	$0.26	$1.95	$0.65
Dividends per share	$—	$.075	$.075	$0.30
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.48%	3.09%	3.42%	3.16%
Return on assets (ratio of net income to average total assets)	1.07%	0.43%	0.80%	0.25%
Return on equity (ratio of net income to average equity)	14.92%	6.72%	10.96%	4.00%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	December 31	December 31
	2004	2003
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$611,853	$609,411
Net loans, including loans held for sale	419,379	426,043
Allowance for loan losses	5,475	7,471
Investment securities — available-for-sale	124,763	87,712
Investment securities – held to maturity	—	892
Deposits and customer repurchase agreements	495,777	496,257
Borrowings	49,661	54,396
Trust preferred securities	20,000	10,000
Accumulated other comprehensive income	27	1,088
Stockholders’ equity	43,176	45,643
Shares outstanding	2,380,666	2,606,022
Stockholders’ equity per share	$18.14	$17.51
Selected asset quality ratios:
Allowance for loan losses to total loans	1.29%	1.72%
Non-performing assets to total assets	1.64%	1.00%
Allowance for loan losses to non-performing loans	78.31%	136.34%
Classified assets to total assets	3.16%	4.12%
Allowance for loan losses to classified assets	28.22%	29.76%
Non-performing asset analysis:
Non-accrual loans	$6,769	$3,248
Loans past due 90 days and accruing	222	2,232
Real estate owned and repossessed assets	3,002	319
Troubled debt restructurings	42	281

Total	$10,035	$6,080

Net (recoveries) charge-offs for quarter	$1,512	$(528)